UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Addus HealthCare, Inc. (“Addus HealthCare”), a wholly-owned subsidiary of Addus HomeCare Corporation (the “Company”), has entered into an Employment and Non-Competition Agreement with Inna Berkovich (the “Employment Agreement”).

Pursuant to the Employment Agreement, Addus HealthCare will employ Ms. Berkovich as its Chief Information Officer beginning on June 18, 2012 (the “Effective Date”). The Employment Agreement has a term of four years commencing on the Effective Date (the “Initial Employment Term”). At the end of the Initial Employment Term, the term of the Employment Agreement will renew for successive one year terms unless earlier terminated pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Ms. Berkovich is entitled to an annual base salary of (i) $225,000 for her first 12 months of employment, (ii) $235,000 for her second 12 months of employment, (iii) $245,000 for her third 12 months of employment and (iv) thereafter, an amount subject to review and adjustment by the compensation committee (the “Compensation Committee”) of the board of directors of the Company (the “Board”) on or about each anniversary of the Effective Date. In addition, at the discretion of the Compensation Committee, Ms. Berkovich is eligible to receive an annual bonus in an amount equal to between 40% and 70% of her annual base salary for the applicable calendar year depending on the achievement of certain objectives and target levels determined by the Board. Ms. Berkovich is also entitled to participate in the Company’s health, disability, vacation and 401(k) plans, with matching contributions by the Company up to 6% of Ms. Berkovich’s annual contribution. In addition, Ms. Berkovich is entitled to a life insurance policy with a death benefit of up to five times her base salary, although the Company is not required to pay more than 3% of Ms. Berkovich’s base salary for such insurance policy.

In connection with her appointment, on the Effective Date, Ms. Berkovich will be granted nonqualified stock options pursuant to the Company’s 2009 Stock Incentive Plan (the “Stock Incentive Plan”) to purchase 30,000 shares of the Company’s common stock, par value $0.001 per share. The options will vest over a five year period subject to the terms and conditions set forth in the Stock Incentive Plan and the Incentive Stock Option Award Agreement, dated as of the Effective Date, between the Company and Ms. Berkovich. The options will be exercisable at the fair market value of the Company’s stock on the date of grant.

If Ms. Berkovich’s employment is terminated with “reasonable cause” (as defined in the Employment Agreement), by reason of her death or disability or by Ms. Berkovich without “good reason” (as defined in the Employment Agreement), she will be entitled to receive (i) any unpaid base salary for the period prior to the date of termination, (ii) any unpaid benefits for the period prior to the date of termination and (iii) in the case of termination by reason of death or disability, eligibility for life or disability insurance benefits contemplated by the Employment Agreement. If Ms. Berkovich’s employment is terminated without reasonable cause or for good reason, subject to the conditions set forth in the Employment Agreement, she will be entitled to receive (i) any unpaid base salary for the period prior to the date of termination, (ii) a pro rata portion of her bonus, (iii) any unpaid benefits for the period prior to the date of termination and

(iv) severance in an amount equal to one-quarter of her annual cash compensation (as defined in the Employment Agreement) payable in equal installments for three months following termination, plus continuation of all benefits during such period (subject to early termination as provided in the Employment Agreement); provided, that if Ms. Berkovich is employed for one year from the Effective Date, such severance will be increased to one-half of her annual cash compensation payable in equal installments for 6 months following termination (subject to early termination as provided in the Employment Agreement) plus continuation of all benefits for such period, and for every 12-month period Ms. Berkovich remains employed by Addus HealthCare thereafter, one additional month of severance up to a total of 12 months’ severance total, to be paid in equal installments over the number of months of severance pay to which she has become entitled, plus continuation of benefits for such period (subject to early termination as provided in the Employment Agreement).

Pursuant to the Employment Agreement, Ms. Berkovich has agreed that during the Initial Employment Term and any extension thereof, and for the longer of one year following termination and the period during which Ms. Berkovich is entitled to receive severance pay under the Employment Agreement, Ms. Berkovich will not compete with the business of Addus HealthCare or certain of its affiliates or solicit any business from any customer thereof. The Employment Agreement also prohibits Ms. Berkovich from disclosing any confidential information of Addus HealthCare and certain of its affiliates. Ms. Berkovich has agreed to assign all inventions to Addus HealthCare developed during the employment period. Ms. Berkovich has also agreed not to disparage Addus HealthCare or certain of its affiliates.

This summary is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
99.1	Employment Agreement, effective June 18, 2012, by and between Addus HealthCare, Inc. and Inna Berkovich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: June 18, 2012	By:	/s/ Dennis B. Meulemans

	Name:	Dennis B. Meulemans
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Employment Agreement, effective June 18, 2012, by and between Addus HealthCare, Inc. and Inna Berkovich